EXHIBIT 10.13

INDEMNIFICATION AGREEMENT

     THIS AGREEMENT is made ___, 2005 between ABM INDUSTRIES INCORPORATED, a Delaware corporation, (“Corporation”), and ___(“Director”).

RECITALS

A.	Director, a member of the Board of Directors of Corporation, performs valuable services for Corporation.

B.	The By-laws of Corporation (the “By-laws”) provide for the indemnification of the directors, officers, agents and employees of Corporation under the authority of Section 145 of the Delaware Corporations Code, as amended (the “Code”).

C.	The By-laws and the Code are non-exclusive and permit contracts between Corporation and directors with respect to indemnification.

NOW, THEREFORE, in consideration of Director’s continued service as a director, Corporation and Director agree:

1.	Indemnity of Director. Corporation will hold harmless and indemnify Director to the fullest extent authorized or permitted by the By-laws and by the Code, as may be amended from time to time.

2.	Additional Indemnity. Corporation will hold harmless and indemnify Director against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Director in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation) to which Director is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Director is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

3.	Specific Indemnity. Without limiting or affecting in any way the generality of the indemnity provided in Sections 1 and 2 of this Agreement, Corporation shall hold harmless and indemnify Director against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement; including but not limited to:

(a)	in excess of any insurance coverages;

(b)	representing deductible amounts under insurance coverages;

(c)	in any claim or claims brought by or on behalf of any firm, corporation or individual that owns beneficially or directly, five per cent (5%) or more of the common shares outstanding;

(d)	in any claim or claims alleging libel or slander;

(e)	in any claim or claims for the return by Director of any remuneration paid to him/her without the previous approval of the stockholders of the Corporation;

(f)	in any claim or claims based upon or attributable to Director having gained any personal profit or advantage to which he was not legally entitled;

(g)	in any action or suit by or in the right of the corporation.

4.	Limitations on Indemnity. However, notwithstanding the provisions of Sections 1, 2 and 3 of this Agreement, no indemnity pursuant to this Agreement shall be made by Corporation;

(a)	in respect of any amounts as to which Director shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Director is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper;

(b)	on account of any suit in which judgment is rendered against Director for an accounting of profits made from the purchase or sale by Director of securities of Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or dissimilar provisions of any federal or state or statutory law;

(c)	if a final decision by a Court having jurisdiction in the matter shall determine that indemnification is not lawful;

(d)	on account of any action, suit or proceeding commenced by the Director in his individual right against Corporation or against any officer, director or stockholder of Corporation unless authorized in the specific case by a majority of disinterested members of the Board of Directors.

5.	Standard of Conduct. In meeting the applicable good faith standard of conduct for indemnification, Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared to presented by any of the following:

(a)	Officers or employees of the Corporation.

(b)	Counsel, independent accountants, investment bankers, financial advisers, or other persons as to matters which Director believes to be within such person’s professional or expert competence.

(c)	A committee of the Board upon which Direct or does not serve, as to matters within its designated authority, which committee the Director believes merits confidence, so long as, in any such case, Director acts, after reasonable inquiry when the need therefore is indicated by the circumstances and acts without knowledge that would cause such reliance to be unwarranted.

6.	Contribution. If indemnification is not paid to Director, then in respect of any threatened, pending or completed action, suit or proceeding in which Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), Corporation shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Director in such proportion as is appropriate to reflect (i) the relative benefits received by Corporation on the one hand and Director on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of Corporation on the one hand and of Director on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of Corporation on the one hand and of Director on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

7.	Continuation of Obligations. All agreements and obligations of Corporation contained in this Agreement shall continue during the period Director is a director, officer, employee or agent of Corporation (or is or was serving at the request of Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and notwithstanding any change of control of Corporation, shall continue thereafter so long as Director shall be subject to any possible claim, suit or proceeding, whether civil, criminal or investigative. “Change of control” means (1) merger, reorganization, or sale of assets of the Corporation, (2) a majority of the existing members of the Board of Directors, shall resign, retire, die not be elected, or be removed, or (3) a transfer of fifty per cent (50%) or more of the voting stock of the Corporation.

8.	Advancement of Expenses.

(a)	Promptly after notice of any claim, action, suit or proceeding, Director will, if a claim for indemnity or advance of expenses is to be made against Corporation, so notify the Corporation in writing. Failure to notify Corporation will not relieve Corporation from its obligations to indemnify Director under this Agreement, the By-laws or the Code.

(b)	Corporation shall advance to Director, from time to time, prior to any disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Director for such expenses.

(c)	Notwithstanding the foregoing, Corporation shall not advance expenses to Director (i) in any action, suit or proceeding by Director as a plaintiff in his individual right unless specifically approved by a majority of disinterested members of the Board of Directors or (ii) in an action, suit or proceeding brought by Corporation and approved by a majority of the Board of Directors which alleges breach of the Director’s duty of loyalty to the Corporation or its stockholders, (iii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iv) under Section 174 of the Code or (v) any transaction from which the Director derived an improper personal benefit.

9.	Undertaking. Director will reimburse Corporation for all expenses paid by Corporation in defending any civil or criminal action, suit or proceeding against Director in the event and only to the extent it shall ultimately be determined that the Director is not entitled, under the provisions of the Code, the By-laws, this Agreement or otherwise, to be indemnified by Corporation for such expenses.

10.	Procedure.

(a)	Director shall request indemnification or contribution by a written claim (“Claim”) delivered to the Corporation on the manner set forth in Section 11 of this Agreement. The Claim shall set forth the circumstances and state the amount which is requested. Within thirty (30) days of delivery of the Claim, the Claim shall be paid unless, with respect to a claim for indemnity, the Board of Directors shall determine by a majority vote of quorum consisting of Directors who are not parties to the action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested Directors so direct y independent legal counsel in a written opinion, that indemnification is not proper because, in respect of the matters for which indemnification is requested, the Director did not act in good faith and in a manner he/she reasonable believed to be in or not opposed to the best interests of the Corporation and, in a criminal case, he/she did not have reasonable cause to believe his/her conduct was unlawful.

(b)	If a Claim for indemnity is not specifically disapproved in writing within thirty (30) days of delivery of the Claim by the Director, then the Claim shall be deemed to have been approved.

(c)	If Director’s claim is not paid in full within thirty (30) days after the Claim has been delivered to the Corporation, Director may at any time thereafter bring suit against the Corporation in the Court of Chancery of Delaware to recover the unpaid amount of the Claim and, if successful in whole or in part, the Director shall also be entitled to be paid the costs and expenses, including attorneys’ fees, of prosecuting the Claim.

(d)	If Director’s Claim is not paid in full within thirty (30) days after the Claim has been delivered to the Corporation, Director shall receive interest on the unpaid amount claimed at twelve per cent (12%) per year in the event it is ultimately determined that he/she is entitled to be indemnified, or that the Corporation must contribute to a judgment.

11.	Notice. Any Claim, notice or other communication in connection with indemnity of this Agreement shall be deemed to be delivered and received if in writing, addressed as provided below, and if either (i) actually delivered personally, or (ii) three (3) business days shall have elapsed after the same shall have been deposited in the United States Mail, postage prepaid, and registered or certified, return receipt requested:

To Corporation:	ABM Industries Incorporated
160 Pacific Avenue, Suite 222
San Francisco, CA 94111
Attention: General Counsel

To Director:

     and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery.

12.	Insurance. The Corporation agrees to maintain a policy or policies of D & O liability insurance having at least $5,000,000 policy limits in which Director is a named insured, and which covers liabilities whether or not Director may be indemnified by the Corporation, provided, however, that the Board of Directors by vote of a majority of the entire Board may determine in good faith that D & O liability insurance is unavailable on commercially reasonable terms.

13.	Enforcement. In the event Director is required to bring any action to enforce rights or to collect monies due under this Agreement, and is successful in such action, Corporation shall reimburse Director for all Director’s fees and expenses, including attorneys’ fees, in bringing and pursuing such action.

14.	Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

15.	Savings Clause. If any term, clause, phrase, section or any position of any section of this Agreement or of the By-laws shall be invalidated on any ground by any court, then the Corporation shall nevertheless indemnify Director as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Agreement, by By-laws, or the Code, that shall not have been invalidated.

16.	Interpretation. If there shall be any inconsistency between this Agreement and the B y-laws, or if there shall be any ambiquity in this Agreement or in the By-laws, then the inconsistency or ambiguity shall be resolved in a manner which will require the indemnity of Director to the fullest extent allowed by law.

17.	Binding Effect. This Agreement shall be binding upon Director and upon Corporation, its successors and assigns, and shall inure to the benefit of Director, his/her heirs, personal representatives and assigns and to the benefit of Corporation, its successors and assigns.

18.	Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

7